Exhibit 99.30

ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT, dated as of December 15, 2016, is entered into by SNH AL CUMMING TENANT LLC, a Maryland limited liability company (the “Company”).
RECITALS:
WHEREAS, the Company has entered into a Management Agreement with FVE Managers, Inc., a Maryland corporation (“Manager”), dated as of the date hereof (the “Management Agreement”), with respect to that certain assisted living and memory care facility known as Gardens of Shiloh Point and located at 7955 Majors Road, Cumming, Georgia (the “Facility”);
WHEREAS, Manager and certain affiliates of the Company are parties to that certain Pooling Agreement No. 10, dated as of June 29, 2016 but effective as of July 1, 2016, by and among Manager and the parties listed on Schedule A thereto (the “Pooling Agreement”). Capitalized terms used in this Accession Agreement without definition shall have the meanings given to such terms in the Pooling Agreement; and
WHEREAS, the Company desires to become a party to the Pooling Agreement with respect to the Facility;
NOW, THEREFORE, the parties agree as follows:
The Company hereby accedes and becomes a party to the Pooling Agreement with respect to the Facility, agrees to be bound by the provisions of the Pooling Agreement with respect to the Facility, and acknowledges that provisions of the Management Agreement, as amended, will be superseded as provided therein, on and after the date first above written.

[Signature Page Follows]

IN WITNESS WHEREOF, this Accession Agreement has been duly executed and delivered by the Company with the intention of creating an instrument under seal.

COMPANY:

SNH AL CUMMING TENANT LLC,
a Maryland limited liability company

By:	/s/ Richard W. Siedel, Jr.
Richard W. Siedel, Jr.
President

ACCEPTED:

FVE MANAGERS, INC.,
a Maryland corporation

By:	/s/ Bruce J. Mackey Jr.
Bruce J. Mackey Jr.
President

[Signature Page to Accession Agreement to Pooling Agreement #10]